Exhibit 10.1
CONTRACT
BETWEEN
STILLWATER MINING COMPANY
AND
UNITED STEEL WORKERS UNION
AND ITS LOCAL 11-0001
EAST BOULDER UNIT

Table of Contents
Articles of Agreement

ARTICLES OF AGREEMENT
This Agreement is between Stillwater Mining Company East Boulder operation (hereinafter referred to as the “Company”), its successors and assigns, and the USW International Union (hereinafter referred to as the “Union”), its successors and assigns. The general purpose of this agreement is to foster and promote a consistent, stable and cooperative relationship between the Company and its represented employees to promote the mutual interests of the Company and the Union. By setting forth mutual promises and obligations herein assumed, the parties agree as follows:
ARTICLE 1
RECOGNITION
Section 1. The Company recognizes the Union as the sole and exclusive bargaining representative for the purpose of collective bargaining with respect to rates of pay, benefits, hours of employment pertaining to Stillwater Mining Company employees employed by the Company at 12 Miles FS 205, McLeod, Montana, to wit: All hourly production and maintenance employees, warehouse employees and custodians; but excluding all temporary employees, student summer hires, professional and technical employees, office clerical employees, guards, dispatchers, supervisors and those above the rank of supervisor as defined in the National Labor Relations Act.
Section 2. The Union’s Workers’ Committee represents Union interests to the Company. The Workers’ Committee will be selected by the Union, and consist of four (4) members, including the Local Unit Chairman who will be the Chair. The three (3) remaining members will consist of one (1) Miner’s Representative, one (1) Surface Representative, and one (1) Underground Representative. Alternates may be selected to replace absent Committee members.
Section 3. The Local Unit Chairman will promptly notify the Company, in writing, of the names of the Workers’ Committee members and Stewards. The Company will be notified, in writing, of any changes to these groups.
Section 4. The Company recognizes the Workers’ Committee as the bargaining committee for purposes of collective bargaining; as representatives in the Management-Union Committee meetings as set forth in Article 5; and as Chief Stewards as set forth in Article 6. The Company recognizes the role of the International Union Representative. As such, the International Union Representative may be present at meetings between Management and the Union, providing notice is given in advance. The Union agrees that such activities will not result in any disruption of the Company’s operations and employees will not neglect their duties and responsibilities.

ARTICLE 2
NON-DISCRIMINATION
Section 1. The Company and Union agree that neither will discriminate nor harass any employee or applicant for employment because of race, creed, marital status, color, age, disability, religion, national origin or sex in violation of any applicable Federal, State or local law.
Section 2. There shall be no discrimination or harassment by the Company, its officers or agents, or the Union or its members against any employee because of membership or non-membership in any lawful union, participation or non-participation in any lawful union activity, or because any employee has exercised or failed to exercise any right specifically provided under this Agreement.
ARTICLE 3
UNION SECURITY
Section 1. Every employee covered by this Agreement must, for the life of this Agreement after the grace period described below, satisfy a financial obligation to the Union as the exclusive bargaining representative. Under this Agreement, the financial obligation for union members is an amount equivalent to monthly dues, and for non-members a fee amount, as determined by the Union, to perform the duties as exclusive representative under this Agreement.
This financial obligation is a condition of continued employment and is in consideration for the cost of representation and collective bargaining and is not contingent upon present or future membership in the Union.
The grace period for this Agreement is thirty (30) calendar days following the completion of the employee’s probationary period or by the thirtieth (30th) calendar day following the effective date of this Agreement, whichever is later.
Neither the Union, Company, nor any of their officers, agent or members will intimidate or coerce employees about membership or non-membership in the Union. If any dispute arises as to whether there has been any violation of this provision (or whether an employee affected by this Agreement has failed to meet the financial obligation), the dispute will be submitted directly to arbitration for determination.
The Union will indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that will arise out of or by reason of action taken by the Company complying with the provisions of this Article.
Section 2. For employees in the bargaining unit, the Company agrees to deduct the Union dues for the month from the wages due each month, providing each employee from whose check Union dues are to be deducted has on file a signed payroll deduction authorization.

ARTICLE 4
MANAGEMENT RIGHTS
Section 1. Management retains all the general and traditional rights to manage the business as well as any rights under the law or agreed by the parties. These rights rest exclusively in management who are the sole decision makers regarding the Company’s operations. The following list of specific management rights is not intended to be all-inclusive, but are some of those rights considered to be general rights of management. The fact that a particular management right is not included in the following listing does not mean the right does not exist.
Section 2. The Company has the right to determine the number of employees required by the Company at any place from time to time, for any and all operations; to determine the jobs, content of jobs and to modify, combine or end any job, classification, department or operation; to hire, classify, transfer, promote, demote and layoff employees; to determine qualifications, evaluate performance and assign and direct the workforce; to maintain order and discipline; and to reprimand, suspend, discharge and otherwise discipline for just cause.
Section 3. The Company has the right to create and administer rules, policies and procedures. This will include the right to establish or revise attendance, work, substance abuse, drug and/or alcohol testing, functional testing and safety rules. The Company has the right to establish or revise a disciplinary policy to address violations of these rules.
Section 4. The Company also has the right to determine the number and types of facilities and working places; the kinds and locations of machines, tools and equipment to be used; and the right to schedule production; to maintain efficiency; to introduce new or improved research methods, materials, processes, techniques, machinery and equipment, means of processing, distribution and mining; to set the standards of productivity and the products to be produced; to determine employees’ working schedules, including, but not limited to, the number of hours and shifts to be worked; to determine when overtime work is necessary and to assign overtime; to choose customers; to utilize part-time and temporary employees; to decide where or when training on a particular operation or job is required, how much training is required and the right to move or retrain employees; to determine the amount and form of any incentive and/or bonus compensation to be paid in addition to wages; to establish, implement, modify, suspend or terminate any contract or incentive program; to use independent contractors to perform any work or services.
Section 5. The Company’s failure to exercise any right or function reserved to it, or the exercise of a management right in a particular way, will not prevent the Company from exercising any of its rights in the future or in some other way not in conflict with this Agreement. The only restrictions on management rights are those expressly provided for in this Agreement.

Section 6. The exercise of these rights alleged to be in conflict with any other provision of this Agreement will be subject to the grievance and arbitration procedures.
ARTICLE 5
MANAGEMENT-UNION COMMITTEE
Section 1. The Company and the Union recognize the benefits of an open forum where information, mutual concerns, interests, and complaints (not covered by the grievance and arbitration procedures) affecting the workplace can be freely discussed, with a view to exploring possible solutions which are acceptable and beneficial to employees, the Union and the Company. Without limiting the opportunity for the Union and the Company to meet informally at the East Boulder Operations, the parties agree to establish a Management-Union Committee (MUC).
Section 2. The Workers’ Committee will serve as representatives for the Union at MUC meetings. The Company representatives will be comprised of Senior Management personnel.
Section 3. MUC meetings will normally be held during regular business hours on at least a quarterly basis or as necessary. Logistics for the meeting will be mutually agreed upon and coordinated through the Human Resources Department. Senior Management from the East Boulder Operations will discuss agenda items with the Local Union President and the Local Unit Chairman prior to the meeting. A formal meeting agenda will be given to all Committee members at least five (5) days prior to the meeting, whenever possible.
Section 4. Hours spent by MUC members attending MUC meetings will be considered as time worked and will be paid at the employee’s normal base rate. The Company will make every reasonable effort to schedule the MUC meetings during the members’ regular shift.
Section 5. The MUC is limited to joint discussion and consultation, and is not intended to limit or restrict the rights reserved to the Union or the Company by this Agreement. The Committee is not intended to take the place of normal communication between employees and the Company, or to serve as an alternative to the grievance and arbitration procedures of this Agreement.
ARTICLE 6
GRIEVANCE AND ARBITRATION
Section 1. It is recognized that, from time to time, dispute(s) between the Company and its employees may occur. The employees will try to settle these differences as quickly as possible with their immediate foreman or supervisor. The employee has the right to be accompanied and assisted by a Steward or Committee Member. If the disagreement cannot be resolved between the parties, a grievance may be filed.

A “grievance” is a dispute as to the interpretation, application, or alleged violation of any of the provisions of this Agreement.
Section 2. Should a grievance arise that is not verbally settled with the immediate supervisor, an earnest effort will be made to settle such grievances in the following manner:
Step 1: The grievance shall be presented in writing to the Human Resources Department within fifteen (15) days from the time the employee has knowledge of the occurrence. The supervisor has fifteen (15) days to respond in writing to the grievance. If the supervisor’s written answer is not accepted, the Union must advance the grievance through the Human Resources Department to the applicable manager or his designee in writing within fifteen (15) days following the supervisor’s written answer.
Step 2: The applicable manager or his designee will have up to fifteen (15) days to conduct a grievance meeting. The meeting will be comprised of no more than three Union Representatives and up to three Company Representatives, to include at least one representative from the department from which the grievance arose. In an earnest effort to resolve the dispute, the Company and Union will disclose throughout the grievance process, facts and information relied upon. Following the meeting the Company will have fifteen (15) days to respond in writing to the grievance. The Union will have fifteen (15) days to respond in writing to the Companies’ answer from the second step meeting.
Section 3. Failure by either party to comply with the time limits set forth in this Article shall result in the grievance being advanced to the next step. The time limits set forth in this Article may be extended, in writing, by mutual agreement, on a case-by-case basis. The Company will pay for time spent by Union representatives in grievance meetings that are scheduled during their regular working hours.
Section 4. If the answer from the grievance Step 2 meeting is not accepted by the Union, the grievance will automatically be referred to arbitration. The Company and Union will agree on a tentative date for the arbitration, not to exceed 50 days following the Union’s notice to the Company that they do not accept the Company’s Step 2 response.
A.	The Company and the Union mutually agree to select a three (3)-member arbitration panel. The arbitrators will normally reside in the State of Montana and will have direct experience in collective bargaining disputes. The parties will establish a rotation for the arbitration panel. Following the hearing, the arbitrator’s decision will be reduced to writing and submitted to both parties within five (5) working days from the date of the hearing.

B.	Should the members of the panel be unavailable or in instances where the Company and the Union determine not to use a member of the Panel, the following procedure will be utilized. The parties shall refer the grievance to the Federal Mediation and Conciliation Service. The parties shall request the Federal Mediation Service to submit a panel of seven (7) arbitrators. Each party shall have the right to reject one panel of arbitrators. Striking of the first name shall be determined by the flip of a coin and then the parties shall alternately strike a name until one arbitrator is left. The arbitrator shall be notified of selection by a letter from the parties requesting that the arbitrator set a time for the hearing, subject to the availability of the Company and the Union representative. Arbitration hearings shall be held in Billings, Montana.
Section 5. In rendering a decision, the arbitrator will be governed and limited by this Agreement’s provisions, applicable law, and the expressed intent of the parties as described in this Agreement. The arbitrator will have no power to add to, subtract from, or modify any of the terms and provisions of this Agreement, or substitute his judgment for that of the Company. The arbitrator will confine his judgment strictly to the facts submitted in the hearing, the evidence before him, and this Agreement’s express terms and provisions. The arbitrator’s decision will be final and binding upon the parties.
Section 6. The Company and the Union shall bear the costs of their respective expenses, and shall share, equally, the cost of the arbitrator.
Section 7. The Union and the employees waive their right to pursue any judicial or administrative remedy against the Company as to any matter subject to the procedures established in this Article until such procedures are exhausted. Any settlement under the procedures established under this Article, short of arbitration, will be binding upon the Company, the Union, and the employees and will preclude any further administrative or judicial relief.
Section 8. Any employee has the right to have a Steward or Committee Member present if they are called into a meeting, which may result in disciplinary action.
Section 9. If it is necessary for a Steward or Committee Member to take time off during their regularly scheduled shift to investigate or resolve a grievance, they shall request the permission of their immediate supervisor, which permission shall not be unreasonably withheld. When a Steward or Committee Member enters an area other than their normal work area, they shall inform the supervisor of that area of their presence and reason for being there. As well, a Steward or Committee Member shall inform their supervisor when returning to their normal work area or duties.
Section 10. Grievances dealing with suspensions and/or discharges will be moved immediately to Step 2 of the grievance procedure.

Section 11. The Union, by not exercising any functions thus reserved to it or by exercising any such function in a particular way, shall not be deemed to have waived its right to exercise such function as set forth in this Agreement.
Section 12. Stewards will be compensated for time spent in grievance meetings when the meetings are held during their regularly scheduled work shift or when the Steward is specifically requested by the Company.
ARTICLE 7
MEDICAL ARBITRATION
Section 1. In the event a dispute arises concerning the physical fitness of an employee to return to work or to continue to work, an attempt to resolve the dispute by conference or consultation between a licensed physician selected by the Company and a licensed physician selected by the Union, will first be made.
Section 2. If no satisfactory conclusion is reached and the Union or the Company so elects, a Board of three (3) licensed physicians will be selected, one by the Company, one by the Union, and one by the two so-named, who will decide the case. The decision of the Board will be final and binding on both parties to this Agreement and retroactive to the date the dispute arose.
Section 3. The Company will bear the expense of the physician of its choice, and the Union will bear the expense of the physician of its choice. The expense of the third physician will be paid by the losing party. In the event that the decision of the Board does not result in a clear-cut losing party, the expense of the third physician will be paid equally by the parties.
ARTICLE 8
SENIORITY
Section 1. Company seniority will be determined by an employee’s date of original employment with the Company, or predecessor companies Chevron or Manville, if there has been no service break. Company seniority will apply only for purpose of applicable benefit plans and earned vacation.
Section 2. Union seniority will be determined from the employee’s date of original employment with the Company at its facilities covered by this Agreement or date of employment if there had been a break in service. An employee’s union seniority will be lost if the employee:
A.	Quits.

B.	Is discharged for just cause.

C.	Fails to work for any reason for two (2) years, or length of service, whichever is less.

D.	Fails to return to work upon termination of a leave of absence.

In addition, an employee’s Union seniority shall be lost if the employee is promoted to a full-time non-bargaining unit position for a period in excess of one (1) year. If the employee returns to the bargaining unit, he/she must make the Union whole.
If an employee is re-employed subsequent to termination for an above-stated cause, said employee shall be considered a new employee for seniority purposes.
Section 3. Department Mine, Concentrator, Underground Maintenance and Warehouse seniority will be determined by the date on which the employee begins continuous service in one of the following departments:
A.	Mine

B.	Concentrator/Concentrator Maintenance/Surface

C.	Underground Maintenance

D.	Warehouse
The employee will lose department seniority in any previous department once department seniority is established in any other department.
Section 4. Upon request, the Company will provide the Union with a current seniority list which will also be posted in the workplace.
Section 5. If employees are hired on the same day, seniority will be decided by the birthday rule. For example, a January 1 birth date would be senior over any other date in a calendar year, without the employee’s age being a factor.
ARTICLE 9
PROBATIONARY PERIOD
Section 1. All new employees will be considered probationary employees for a period of seven hundred eighty (780) hours worked.
Section 2 Unless Company policies provide otherwise, probationary employees will not be eligible for any benefits granted to regular employees under this Agreement. No terms of this Agreement other than this Article and the appropriate wage rate will apply to probationary employees.
Section 3. Employees continued in employment after the end of the probationary period will become full-time employees and will be credited with continuous service from the original date of hire.

ARTICLE 10
JOB POSTINGS
Section 1. Whenever the Company determines a vacancy, other than a temporary vacancy, exists in any biddable job classification, or a new job becomes available, the Company will post a job posting on the bulletin boards for ten (10) consecutive days. Employees desiring to bid on the vacancy will apply in writing to the Human Resources Department within the allotted ten (10) days. At the end of the ten (10) days, the successful senior qualified candidate will be determined based on their departmental seniority. If there are no qualified employees within the department, Union seniority will apply. If no qualified candidate from within the bargaining unit applies or no bid is received within the time frame set forth above, the job may be filled by the Company from any other sources. Laid off employees, who have seniority rights, will be eligible to bid on all job postings. Upon request, a copy of the job posting and of all bids will be provided to the Local Union President and the Local Unit Chairman.
Section 2. The Company will determine the successful candidate based on relevant job-related criteria utilizing job skills assessment. The requisite skills, knowledge and ability to perform the relevant tasks of the job may be determined through tests, licenses or certifications. Employees who have incurred any of the following in the twelve (12) months prior to bidding or promotion are not entitled to consideration for advancement:
one (1) or more suspensions, or
two (2) or more written safety-related disciplinary actions, or one (1) or more safety-related lost time incidents, or
one (1) or more MSHA medical reportable incidents.
Section 3. Temporary vacancies of less than ninety (90) days may be filled at the Company’s discretion.
Section 4. If the successful bidder proves unsatisfactory after a thirty (30) day evaluation period, or chooses not to continue in the new position within the thirty (30) day evaluation period, the employee will be returned to the position last held with no loss of seniority. The Company will then fill the position with the next senior qualified candidate from the original posting.
Section 5. The Company will award the bid and, to the extent practicable, will transfer the successful bidder to the awarded position within twenty (20) days of acceptance. In the event the Company cannot allow the employee to transfer without negatively impacting the respective operation, the employee will be paid at the higher rate of pay beginning the twenty-first (21st) day after acceptance.
Section 6. An employee who is awarded a job posting outside his department cannot bid for another job for a period of one (1) year. An employee who is awarded a job posting within his department cannot bid for another job for a period of four (4) months.
ARTICLE 11
LAY-OFF AND RECALL
Section 1. For the purpose of lay-off and recall, qualifications to perform the job(s) concerned and seniority shall apply. The employee(s) with the least departmental seniority in the affected classification within the department shall be the first full-time employee laid off in each department, and so on. Employee(s) displaced from their classification(s) shall first be entitled to displace the junior employee in their department provided they are qualified to perform the work involved. Employee(s) not qualified to displace junior employees within their department shall be entitled to displace the junior employee in other departments, based upon Union seniority, provided they are qualified to perform the work involved. Upon recall, the last full-time employee laid off will be the first full-time employee recalled, providing such employee is qualified to perform the job in question, utilizing Union seniority. Temporary employees and probationary employees will be laid off prior to employees on the seniority list, unless the temporary or probationary employees have special skills not held by regular employees.
Section 2. An employee has fifteen (15) days to respond to a recall to work by certified mail. The fifteen (15) days will begin running when the Company makes its initial attempt to recall. Unless other arrangements are made, the recalled employee will have up to fifteen (15) days to return to work after responding to the Company’s offer. Failure to respond or return to work within the time limits outlined in this Section will result in a loss of seniority.
Section 3. The Company will meet with the MUC Committee to discuss any layoffs or reduction-in-force prior to implementation. The Company will notify the Union of any pending layoff or reduction-in-force as far in advance as possible. If a layoff is less than ninety (90) days in duration, the Company will pay its portion of the cost of fringe benefits during the layoff.
Section 4. For purposes of this Article, it is understood that an employee’s qualifications to perform a job will be based on relevant job-related criteria utilizing job Skills Assessment. The requisite skills, knowledge and ability to perform the relevant tasks of the job may be determined through tests, licenses or certifications.
Section 5. The proposed creation of a new test, or the elimination or change of an existing test, shall first be discussed with the Local Unit Chairman with written notification provided to the Local Union President. If the parties aren’t able to agree on such new test or changes, the Union may file a grievance as to the reasonableness of the test as set forth in this Agreement.

Section 6. Employees on lay off are required to inform the Company of any address changes via Certified Mail.
Section 7. If a laid-off employee, with recall rights, refuses a reinstatement offer, the employee forfeits his/her Union seniority.
ARTICLE 12
SEVERANCE PAY
Section 1. Any full-time employee who loses seniority because of a long-term layoff or a permanent mine closure will be entitled to one (1) week of severance at the employee’s base rate of pay for each full year of continuous service with the Company up to a maximum of fifteen (15) weeks of pay.
Any full-time employee who is laid off and granted severance pay pursuant to this section, if re-employed and subsequently laid off through a reduction-in-force, shall be denied a second severance pay allowance unless continuous service since re-employment has been one year or more. Any employee who, is laid off or whose employment is severed and granted severance pay pursuant to this Section, returns to active work within a length of time which is less than that paid as severance, may continue to reimburse the Company the excess severance pay within sixty (60) days of recall. Any excess severance pay repaid to the Company as set forth above, shall be paid to the employee in the event of a subsequent lay-off.
ARTICLE 13
HOURS OF WORK AND OVERTIME
Section 1. The normal work week will begin at 7:01 a.m. each Sunday and end at 7:00 a.m. the following Sunday. Overtime will paid for all hours worked in excess of forty (40) hours during a work week.
Section 2. Changes in working schedules (other than temporary incidental changes) will be discussed with the MUC prior to implementation.
Section 3. An employee who is called back for immediate work after leaving Company property or who is called for immediate work outside their scheduled working hours, and actually begins working, will be paid time and one-half (1 1/2) for work actually performed. Under this Section, employees will be called out and paid for a minimum of five (5) hours at the time and one-half (1 1/2) rate (in lieu of travel time and mileage).
Section 4. If an employee’s regularly scheduled shift is canceled less than ninety (90) minutes before it is scheduled to begin, the employee will either work a minimum of four (4) hours or be paid four (4) hours at this regular hourly rate in lieu of work.

Section 5. Upon prior approval of the supervisors involved, employees may mutually agree to exchange shifts or days off provided the exchange does not cause any disruption or increased cost to the Company, and that the exchange does not cause the employee to be on duty more than sixteen (16) hours in any twenty-four (24) hour period.
Section 6. The Company agrees that overtime will be distributed as uniformly and equally as possible and practical within each classification. Employees will not be forced to work overtime as long as there are employees in their classification who are qualified and willing to work such overtime. If no qualified employees volunteer to accept requested overtime, the Company will assign the overtime to a qualified employee, based on reverse order of department seniority. Employees who decline offered overtime will be charged for the overtime offered as if it has been worked for the purpose of overtime allocation.
Section 7. Any employee who has worked sixteen (16) consecutive hours will be compensated at double (2) time for all hours worked over sixteen (16). Any employee who has worked sixteen (16) or more hours will be allowed a rest period of at least eight (8) hours with no loss of overtime pay.
Section 8. Pyramiding of overtime is prohibited.
Section 9. For the purpose of computing weekly overtime the following will be considered as time worked: holidays, jury/witness service, union business involving contract administration or negotiations for the purpose of renewing this Agreement, which fall on an employee’s regularly scheduled work day; or meetings, training and conferences required by the Company. These hours will not exceed the number of hours in the employee’s normal work day.
Section 10. Except for the first shift worked for each work rotation, an employee will be given twenty-four (24) hours notice of a change in shift. In the event that such twenty-four (24) hours notice is not given, the employee shall receive one and one-half (1 1/2) times their base rate for all hours worked on the first shift of the change. This does not apply to employees requesting change of rotation.
Section 11. Employees who work a shift other than day shift will be paid a shift differential of fifty cents ($.50) per hour.
ARTICLE 14
SICK/PERSONAL LEAVE/ATTENDANCE
Section 1. Effective July 9th, 2008 and each July 1 during the term of this Agreement, employees who have completed their probationary period shall have available six (6) full or partial, paid or unpaid days for sick/personal leave each year as well as one (1) vacation day. The vacation day may be taken at random and is to be used at the employee’s discretion to cover attendance issues. This leave is intended for time for which the employee is absent for reasons of non-work related sickness, injury or accident, emergency or personal business.
Section 2. In order to receive payment for hours absent in a shift under this Article, employees shall be required to submit on the first shift worked after the absence(s), a doctor’s statement verifying the employee’s inability to work due to his/her own non-occupational illness or injury.
Section 3. Commencing September 2008 and each year thereafter, employees shall be paid a bonus for all sick/personal days not used from July 1 of the previous year to July 1 of the current year. Such bonus shall be paid as follows:

No. of Unused Days	Bonus Calculation
6	2.00	X	hours/shift	X	base rate	X	6 days
5	1.75	X	hours/shift	X	base rate	X	5 days
4	1.50	X	hours/shift	X	base rate	X	4 days
3	1.50	X	hours/shift	X	base rate	X	3 days
2	1.25	X	hours/shift	X	base rate	X	2 days
1	1.00	X	hours/shift	X	base rate	X	1 day
Section 4. Employees who qualify for Short Term Disability (“STD”) benefits are required to use available vacation, the personal holiday and/or sick /personal days (or a combination thereof) to satisfy the waiting period. The Company will waive the advanced notice requirements for an employee electing to use paid vacation.
Section 5. Upon completion of their probationary period, employees shall be granted a pro-rated number of full or partial, unpaid or paid sick/personal days available for use in the remainder of the year. Employees completing their probationary period in July, August or September are eligible for four (4) sick/personal days; in October, November or December, three (3) days; in January, February or March, two (2) days; or in April, May or June, one (1) day.
Section 6. To maintain order and efficiency in the Stillwater Mining Company operation, employees must be available to perform their work on a full-time basis. Good attendance, including reporting to work on time, is a condition of continued employment.
Section 7. Any excused time off covered in the Collective Bargaining Agreement or under State or Federal employment law will be excluded from this Article; however, proper reporting off procedures must be followed for all absences.
Section 8. Reporting Off. Employees must call the designated call off number at least thirty (30) minutes prior to the start of their shift and state the reason for the absence. Calls must be made by the employee and not from spouses, family members or others. Employees who report off properly will use one (1) sick/personal day for each absence.

Section 9. Tardy. Employees will be considered Tardy should he/she report to work within three (3) hours from the start of his/her scheduled shift. Employees that will be tardy must call the designated call off number prior to the start of their shift. If the tardy occurs on a shift when shuttle service is unavailable to the mine, a management person will call the employee as soon as is practical to arrange for transportation to the mine from Big Timber. The employee is required to leave accurate and complete information on the call off and be available to take the phone call from management. Employees who are tardy will use one (1) sick/personal day upon the third offense. Every tardy thereafter, and within the twelve (12) month period, will result in the use of one sick/personal day.
In the event that management cannot arrange for transportation to the mine, the employee will not be charged a tardy but will be required to work one regular scheduled shift within his/her next scheduled rotation off. The employee must state which day in their next scheduled rotation off will be their regular work day to the management person that returns their call.
Section 10. Employees who fail to properly report off shall be defined as AWOL and shall be charged sick/personal days as follows:
A.	Employee fails to report off properly, but calls within one hour after the start of shift – uses 2 sick/personal days

B.	Employee does not call off – uses 3 sick/personal days
Section 11. Employees who have further absence(s), not otherwise provided for in this Agreement, will be discharged.
ARTICLE 15
DISCIPLINE PROCESS
Section 1. The Company has guidelines of conduct, which provides an opportunity to address employee performance and/or modify behavior. The Company has the right to initiate progressive disciplinary procedures as follows:
Step 1: Written Warning

Step 2: One (1) day suspension without pay

Step 3: Three (3) day suspension without pay

Step 4: Discharge
Section 2. The type of progressive discipline given will be based upon the severity of the problem. Progressive disciplinary procedures may be taken by the Company for just cause. In cases of written warnings and suspensions, the Company will meet with the employee and a union steward regarding performance. The employee will also be informed that further failure to improve performance will result in the more severe discipline up to and including discharge.

Termination of employment will be in cases where the severity of the problem justifies termination or in cases where other progressive disciplinary steps have been taken.
Section 3. An employee may elect not to have a Union representative present.
Section 4. Records of disciplinary action will remain in the employee’s personnel file for twenty-four (24) months from the date it was originally written. Twenty-four (24) months after the date it originated, the disciplinary action will not be cited for other progressive discipline or job performance issues.
ARTICLE 16
CLASSIFICATION AND WAGES
Section 1. The classifications and rates of pay are attached to this Agreement and will continue in effect for the duration of this Agreement.
Section 2. Employees temporarily assigned to work in a classification other than their current classification will continue to be paid the rate of pay for their current classification.
Section 3. Management personnel may perform bargaining unit work when training, investigating, testing, and in emergencies, or situations in which no qualified bargaining unit employee is available to do the job required.
Section 4. If a full-time employee is demoted, through no fault of their own, from their regular classification, the employee will receive the higher rate of pay for a period of one (1) week for each full year of service at the previous classification, at the time assigned to the lower classification. There will be no pyramiding of rate retention under this Article.
ARTICLE 17
SAFETY AND HEALTH
Section 1. The Company and the Union believe an effective safety and health program is essential for employee morale and well-being, as well as the long-term viability of the Company. Accordingly, the Company recognizes its obligation to prevent, correct and eliminate all unhealthy and unsafe working conditions and practices. Employees are also expected to recognize, address and report unhealthy or unsafe working conditions. Further, employees will follow all Company safety and health rules and procedures and comply with applicable State and Federal regulations.
Section 2. The Company will recognize one (1) Joint Safety and Health Committee (Committee) for the East Boulder Operations comprised of representatives from the Management Union Committee and an equal number of Management representatives. This Committee will meet monthly, or as needed, to discuss safety and health issues, recommend corrective actions, and communicate safety and health information back to employees.
Section 3. The Committee will assign (at their respective leadman rate) one (1) bargaining unit employee to act as a Health and Safety Representative (Representative) for the East Boulder mine. The Representative shall serve at the discretion of the Committee and will be reviewed annually by the Joint Safety and Health Committee. The Committee shall establish duties (excluding matters involving the administration of the Collective Bargaining Agreement) and responsibilities as well as qualifications for the Representative. The Representative shall provide updates to the Committee during Committee meetings and shall administratively report to the East Boulder Safety Manager.
Section 4. The Company will conduct occupational health and medical monitoring to measure exposures in the workplace as appropriate, or upon the recommendation of the Joint Safety and Health Committee. Results will be distributed to the Committee, the Local Union President and the Local Unit Chairman, to the extent that employee confidentiality is not compromised.
Section 5. The Company will pay for required medical examinations and the results will be kept in the employee’s confidential medical file. Upon request, a copy of these records will be provided to the affected employee.
Section 6. Personal protective equipment required by statute or for special tasks not regularly performed will be provided by the Company at no cost to the employee. Upon employment, the Company will provide a one-time allocation of other Company required personal protective equipment. The Company will allow employees to purchase subsequent or additional personal protective equipment through the warehouse at Company cost. Employees whose personal protective equipment is damaged or destroyed through abnormal conditions, not attributed to abuse, will receive replacement personal protective equipment through the warehouse at Company expense.
Section 7. Prescription safety glasses will be provided at a rate of one (1) pair per year. Replacement non-prescription safety glasses will be available.
Section 8. The Company will provide for an ongoing safety and health training program. The content of health and safety training courses will be reviewed with the Committee prior to selection. Time spent on Company approved training will be considered as time worked. The cost of Company approved training will be paid by the Company and expenses reimbursed based on current Company policy.
Section 9. No employee will perform unsafe work or be required to perform unsafe work. Employees performing unsafe work or unsafe practices will be subject to disciplinary action, up to and including discharge. Refusal to perform unsafe work will not warrant or justify any present or future disciplinary action.

ARTICLE 18
BENEFITS
Section 1. The Company will provide bargaining unit members with the benefits described in this Article.
Section 2. There will no unilateral changes by the Company to benefit levels during the life of this Agreement, except those required by regulatory agencies.
Section 3. BENEFIT PLANS
A. Health Insurance (medical, dental and prescription)
•	The Company will pay 80% of premium and Employee will pay 20% of the premium. Employee premiums will be deducted on a pretax basis. Employee contributions will be subject to adjustment on January 1 of each year of this Agreement.

•	Deductible does not apply to most provider services

•	$1,000 / $2,000 out-of-pocket maximum amounts

•	Diagnostic and preventative services: No deductible. Payable at 100 percent of the allowable fee. Dental work involving crowns are designated Type II service.

•	Prescriptions

Generic	$10	(maximum 30 day supply)
Formulary	$20	(maximum 30 day supply)
Non-Formulary	$30	(maximum 30 day supply)
•	Some maintenance type prescriptions, i.e., high blood pressure, cardiovascular, insulin. etc., are available in a 90-day supply for the price of (2) co-pays through a mail order pharmacy.

•	Accident benefits are payable only for services provided within 90 days of the Accident. After 90 days or $500, whichever comes first, general Plan Benefits apply.

•	Treatment of Chemical Dependency is subject to pre-authorization and case management
B.	Short Term Disability
•	Eligibility: All full-time active employees who regularly work at least 30 hours per week and have completed one (1) year of continuous service.

•	Elimination Period: Loss of wages for 40 hours or 5 scheduled shifts, whichever is less, for Disability due to a non-occupational injury or illness.

•	Schedule of Benefits
Less than 1 year of Company seniority     no benefits
1 year of Company seniority, but less than
5 years of Company seniority                     .60% benefit up to 26 wks
5 years or more of Company seniority      100% benefit up to 26 wks
C.	Long Term Disability
•	Waiting Period: 180 days

•	Benefit: 60% of regular pay, not to exceed $6,000 per month subject to reduction by deductible sources of income or Disability Earnings

•	Maximum Period: Age 65
D.	401(k) Plan and Trust
•	Employer contributions are equal to a 1 to 1 match based on an employee’s pretax contributions up to 6%.

•	Employer matching contributions made in non-restricted Company stock

•	Maximum employee deferral amount will be 60%; subject to Plan guidelines and limitations

•	During the term of this Agreement, the Company will maintain the current matching contribution level for the 401(k) Plan and retains the ability to change the form of match (cash or stock)
E.	Vision Service Plan

F.	Company Sponsored Life Insurance and Accidental Death & Dismemberment

G.	Employee Assistance Plan and Nurse Advisor

H.	Employee Stock Purchase Plan

I.	Flexible Spending Accounts

Section 4. Revised benefit brochure will be distributed to all employees periodically. This information is being provided as a summary only and not intended to replace or amend and benefit Plan Documents or Summary Plan Descriptions.
ARTICLE 19
HOLIDAYS
Section 1. The following days will be considered holidays:

New Year’s Day	Good Friday
Memorial Day	Independence Day
Labor Day	Thanksgiving
Day after Thanksgiving	Christmas Eve
Christmas Day	Personal Holiday
Section 2. Employees who are required to work on any of the above holidays will receive pay at the rate of time and one-half (1 1/2) plus holiday pay for all hours worked. Each full-time employee not required to work on these holidays will receive eight (8) hours pay for such holidays at their regular rate of pay. Employees scheduled to work on a holiday who fail to report to work will not receive holiday pay.
Section 3. When a Saturday or Sunday holiday is observed on a weekday, the holiday pay will apply on that weekday. Employees scheduled to work a rotating shift, will be paid holiday pay on the calendar day on which the holiday occurs. The actual holiday schedule will be posted each year, as soon as practical.
Section 4. An employee absent on either the scheduled workday before or after the holiday will not receive pay if the absence is not scheduled and approved by the Company. An employee who is receiving disability benefits on both the scheduled workday before and after the holiday will not receive pay for the holiday.
Section 5. Employees will be entitled to one (1) personal holiday which may be taken after the employee has completed their probationary period, provided at least one (1) rotation’s notice is given to the Company. Scheduled annual vacation will take precedence over the scheduling of personal holidays. In the case where more than one employee per crew requests to take a personal holiday on the same day, department seniority will govern if the personal holiday had been scheduled between January 1 and March 31 of any year. Personal holidays will be allocated on a first come, first serve basis if scheduled after April 1 of any year. Personal holidays will be allocated and granted based on operational needs and the wishes of the employee. No more than one (1) person per crew will be allowed off on personal holiday on any particular day, except at Company discretion. When an employee takes the personal holiday immediately prior to or immediately after a holiday, the employee will be paid according to this Article, provided that the employee works the last scheduled shift prior to and the next scheduled shift after the holiday and the personal holiday. If the personal holiday is not scheduled to be taken in the calendar year, the employee will be paid for eight (8) hours for the personal holiday at their base rate. Personal holidays may not be banked or carried over into the next year.
ARTICLE 20
VACATION
Section 1. Employees will be eligible for paid vacation time in accordance with the following provisions.

Amount of Paid
Years of Service	Vacation Available

1 through 4	80 hours
5 through 9	120 hours
10 or more	160 hours
Section 2. At the beginning of the calendar year, each full-time employee who has completed one year of continuous service will be credited with vacation based on length of service. Employees who have less than one year of service, but have completed their probationary period, will be credited with a pro rata amount of vacation on January 1.
Section 3. At the beginning of each calendar year, full-time employees who have completed fourteen (14) or more years of continuous service will receive a one thousand dollar ($1,000) bonus.
Section 4. Employees may choose to receive pay in lieu of time off for vacation. Pay in lieu of time off will also be provided when the Company requests an employee to forego his vacation. If, due to an extreme situation, the Company requires an employee to work during a previously scheduled vacation, the Company will make the employee whole for any verifiable, non-refundable expenses incurred by the employee. Vacation cannot be carried over into the next calendar year without the Company’s approval. Vacation must be taken in full-shift increments, unless shift scheduling dictates otherwise.
Section 5. Vacation schedules will be posted or circulated among employees during the month of January of each year for employee to indicate their vacation preference. Vacation request forms will be utilized, with a copy of the approved form returned to the employee. Vacation will be scheduled to meet the preference of employees whenever possible. In case of conflict over any vacation period, vacation will be granted in order of department seniority. Where an employee elects to split a vacation, that employee’s seniority rights will prevail only for the first choice until all other employees in the vacation unit have had their first choice. It is understood that the Company retains the right to schedule vacations as operational conditions dictate. However, no employee will be forced to take vacation which has already been approved at a time undesirable to the employee. Vacation requests must be pre-authorized by the supervisor at least one (1) rotation’s notice in advance.

Section 6. Holidays falling during an employee’s vacation will be compensated for by holiday pay or by a one-day extension of the vacation, as the employee elects.
Section 7. Employees terminating service with the Company will be paid vacation earned in the current year.
Section 8. Employees on vacation will be paid in ten (10) hour shift increments.
ARTICLE 21
UNION LEAVES OF ABSENCE
Section 1. The Company may grant a short-term unpaid leave of absence for Union officials or members to attend Union functions. These leaves will be granted based on the Company’s operational requirements. Employees will retain service, seniority and benefit during this leave of absence. Requests for these leaves must be made by the Union to the Company not less than fourteen (14) days before the leave.
Section 2. Upon thirty (30) days written notice from the Union, a long-term unpaid leave of absence to perform work for the Union will be granted for one (1) employee for up to one (1) year. The employee may elect to return to the employee’s previous classification with a thirty (30) day written notice for reinstatement from the Union to the Company. The employee will hold and accumulate seniority and continuous service for all purposes during the leave. Upon request, the employee will be allowed to continue in the Company Group Health Plan, and any Disability Plans, by paying the full cost of the benefits during the leave. Reinstatement will be granted if the employee is physically able to return to the previously held classification, as determined by the Company paid physical examination. If the employee is physically unable to return to the previous held classification, the employee will be allowed to return to a job the employee is qualified to perform, if such job exists.
ARTICLE 22
FAMILY AND MEDICAL LEAVE
Section 1. The Company will comply with all applicable State and Federal laws, which address employees’ rights to request or obtain family or medical leaves. Employees who have been employed for at least one (1) year and worked at least 1250 hours during the preceding twelve (12) month period, shall be granted leave of absence in the event of: the birth of a child and in order to care for that child; the placement of a child for adoption or foster care, and to care for the newly placed child; care for a spouse, child, or parent with a serious health condition; or a serious health condition that makes the employee incapable of performing the essential functions of his/her job.
Such leave will be guaranteed for up to a maximum of twelve (12) weeks in a rolling twelve (12) month period. Leave while an employee is off work receiving short-term disability benefits or worker’s compensation benefits will be designated as Family

Medical Leave, to the extent that it qualifies under State or Federal law, and will run concurrently with Family Medical Leave Act “FMLA” leave.
Section 2. Request for such leave shall be made through the Human Resources Department. When the need for leave is foreseeable, the employee shall provide at least thirty (30) days advance notice. An employee may request more than one (1) family leave within a twelve (12) month period, but the total time on leave within that period may not exceed twelve (12) weeks.
Section 3. The employee will provide medical certification to the Company confirming the need for family and medical leave within 15 days of the request for leave. The request for such leave may require renewal and new medical certification submitted to the Company every thirty (30) days.
Section 4. Credited service for all purposes under this Agreement will accrue during the period covered by the family and medical leave of absence. The employee returning from family and medical leave will be reinstated to the position held prior to the leave, or a comparable position.
Section 5. Employees will not be disciplined for absences covered under the FMLA. Employees will not be required to use vacation for approved FMLA absences. However, the Company will waive the advanced vacation notice requirement for an employee electing to use paid vacation for this leave.
Available vacation, the personal holiday and/or sick/personal days (or a combination thereof) used to satisfy the waiting period for short-term disability benefits will not be charged against FMLA leave entitlement.
Section 6. Represented Employees that are absent from work due to their own non-occupational illness or injury and are eligible and approved for leave under the FMLA but do not qualify for STD benefits will be required to substitute paid leave for the unpaid leave provided under the FMLA.
Employees absent in the above circumstances will be provided the option of using available regular vacation, personal holiday and/or sick and personal days as paid time to be substituted for unpaid Family and Medical Leave. The Company will waive the advanced notice requirement for an employee electing to use paid vacation and/or personal holiday. The order and combination of which days to be used is at the option of the employee, provided that their selection is made in writing and received by the Human Resources department no later than 15 days after receiving notice that such selection needs to be made. If the employee makes no choice to the contrary within the 15 days, the Company will substitute available sick/personal days, regular vacation and the personal holiday, in that order, for all unpaid Family and Medical leave taken under the circumstances described herein.
Section 7. Employees will not perform work for pay while on family and medical leave, except with written permission of the Company.

Section 8. All other requirements and conditions under the FMLA of 1993 shall apply.
ARTICLE 23
MILITARY SERVICE
Section 1. The Company shall accord to each employee who leaves active employment to enter military service of the United States or Reserve or National Guard, such rights as the employee shall be entitled to under the Uniform Services and Reemployment Rights Act (USERRA).
Section 2. With the exception of an Executive Order, any employee who is required to attend duty for the Reserve of the Armed Forces or the National Guard shall be paid, for a period or periods not to exceed a total of seventeen (17) days per calendar year and such pay shall be the excess of the employee’s base wages over Government base wage for the period of military leave, not to include any forms of living expenses.
ARTICLE 24
BEREAVEMENT LEAVE
Section 1. In the event of the death of an employee’s immediate family member, a reasonable period of unpaid leave will be granted to the employee. Immediate family includes the employee’s spouse, children, stepchildren, parents, stepparents, brothers, sisters, stepbrothers, stepsisters, grandparents and grandchildren, and the parents and grandparents of the employee’s spouse.
Section 2. To offset the expenses associated with attending the funeral, any employee who has completed the probationary period will be paid forty (40) hours of base wages in the event of the death of a spouse, child or step-child, or twenty-four (24) hours of base wages in the event of the death of any other immediate family members listed above.
ARTICLE 25
JURY AND WITNESS DUTY
Section 1. Employees selected for jury duty or subpoenaed for witness service will be allowed the necessary time off to perform the service. Employees must contact their immediate supervisor prior to reporting for jury duty or subpoenaed witness service. An employee who reports and is then released from service must immediately contact the employee’s supervisor to coordinate return to work. The Company will make reasonable allowances for travel and shift schedules.
Section 2. Regular full-time employees who are absent because of jury duty, government subpoena where the Company is not a party, or Company subpoena,

will be paid the difference between the jury duty or specified witness pay and their normal base wages for scheduled shifts missed. Employees will be required to provide documentation of service to receive applicable pay.
ARTICLE 26
CONTRACTING OUT
Section 1. The Company, having the availability of equipment, skills, manpower, or the time to do the work, will not contract out classified work now being done by employees of the Company as long as there are qualified employees or qualified former employees with re-employment rights and provided such contracting does not result in the layoff of employees or their displacement to other job classifications covered by this Agreement. This will not apply to the installation of equipment or construction or any other activities not ordinarily done by employees of the Company.
Section 2. Before commencing any major contract job to be performed on the premises, the Company will notify the Local Union President and/or the Local Unit Chairman in writing and/or email describing the nature, scope, and expected duration of the work to be performed. The Company further agrees that it will meet, as necessary, with the Local Union President and/or Local Unit Chairman to discuss information concerning contracting out. Requests for such meetings shall not be unreasonably denied.
ARTICLE 27
MISCELLANEOUS
Section 1. In July of each year, mechanics and electricians who are on the seniority list will receive a tool allowance of four hundred dollars ($400.00) and two hundred dollars ($200.00) respectively.
Section 2. In July of each year, the Company will provide a one hundred fifty dollar ($150.00) boot allowance for all employess on the seniority list. It is required that employee’s be in compliance with Stillwater Mining Company’s safey footwear equipment.
Section 3. The Company will provide a secure bulletin board at each of the locations covered by this Agreement.
Section 4. Employees in the bargaining unit will have access to their own personnel file, by appointment with the Human Resources Manager, for the purpose of reviewing it in person. A union representative may accompany the employee.
Section 5. Required notices may be made by personal service, confirmed facsimile transmission or certified mail, return receipt requested. The designated party for the Company is the Human Resources Manager. The designated party for the Union is the International Representative. Each party will provide the other with the name and address of the individual who is authorized to receive notices under this Section.
Section 6. Any employee required to work more than two (2) hours beyond the normal quitting time will be provided with a meal. An additional meal will be furnished for each additional four (4) hours of continuous work. The Company may, with the agreement of the involved employees, in lieu of a meal and time to eat the meal, compensate the employee by the payment of one (1) additional hour at time and one-half (1 1/2).
Section 7. The Company shall provide reasonable access to East Boulder Mine property to the Local International Representative, Local President, Local Chairman and Workers Committee members for the purpose of conducting Union business as provided by existing permits, agreements, plans and proceedures.
Sectiion 8. The Company shall provide emergency response systems including medical, communication, and rescue coordination.
Section 9. It was agreed upon that the bus transporting employees to the East Boulder Operations will have a scheduled site arrival time of fifteen (15) minutes before the start of shift. The bus is scheduled to depart the property fifteen (15) minutes after the end of shift. If the bus departs the property more than fifteen (15) minutes after the scheduled departure time as a result of Company actions, employees will receive one half (1/2) hour of their base pay. It is understood that employees will arrive at work and be ready on time for their scheduled shift or the Big Timber departure time will need to be re-adjusted. Bussing shall continue along existing routes including reasonable locations within the pickup and drop off points as provided by the bussing provider.
Section 10. The Company and the Union shall equally share the expense to print and provide a copy of this Agreement in booklet form produced by a union print shop, if available, to each employee.
Section 11. Employees that have completed probation and have less then one (1) year of service may request an Emergency Leave of Absence for the reasons set-forth below in subsection (b). Before any leave of Absence can be considered under this article, the employees must have used all their vacation, sick/personal leave and personal holiday, and have a reasonable assurance of returning to work unrestricted.
a.	Upon an employee making the request for the Leave of Absence under this section of the Collective Bargaining Agreement, the Company and Union will meet to review the employee’s request and determine whether he or she has the special circumstance to qualify for such leave.

b.	This leave of absence will be utilized only for legitimate medical reasons. For purposes of this section, a legitimate medical reason is defined as one that satisfies the requirements for Family Medical Leave Act.

c.	Any occurrence which exceeds thirty (30) calendar days requires the employee to request an extension in writing to the Company’s Human Resource Department. Upon receipt of an extension request, the Company and Union will meet and determine if the extension will be approved.
Any occurrence request for leave under this section will require the employee to provide proof of medical condition.
ARTICLE 28
MINE/PLANT CLOSURE
Section 1. The Company agrees it will notify the Union in writing of any mine/plant closure at least thirty (30) days in advance, or as is practical, in compliance with the Worker Adjustment Retraining and Notification Act. The Company and the Union shall meet to bargain in good faith regarding the effect and possible options for employees and the Company.
ARTICLE 29
NO STRIKE
Section 1. During the term of this Agreement, there will be no strike, work stoppage, picketing, honoring of any picket line at the Company premises, work slowdown, sympathy strike, or any other form of economic pressure directed against the Company or its services on the part of the Union or its members covered by this Agreement. The Company will not lock out any bargaining unit employee during the term of this Agreement.
Section 2. In the event of any breach of this Article, the Union will immediately declare publicly that such action is unauthorized, will immediately order its members to resume their normal duties and continue to take any necessary action to correct the problem and restore the Company to full operation.
ARTICLE 30
PAST PRACTICE
Section 1. This Agreement supercedes any previous oral and written agreements between the Company, its employees and the Union. The Company will not be bound by any past understandings, practices and/or customs between the Company, its employees, and the Union on matters not specifically governed by the terms of this Agreement, except those mutually agreed upon in writing during the negotiations for this agreement.

ARTICLE 31
VALIDITY
Section 1. Nothing contained in this Agreement will be construed in any way as interfering with the obligation of the parties to comply with any and all State and Federal laws, or any rules, regulations, and orders of duly constituted authorities pertaining to matters covered by this Agreement, and such compliance will not constitute a breach of this Agreement.
Section 2. If any court holds any part of this Agreement invalid, that decision will not invalidate the entire Agreement.
ARTICLE 32
COMPLETE AGREEMENT
Section 1. This Agreement during its life may be amended only by mutual consent of the parties. Any amendments made to this Agreement will be reduced to written form and will be duly signed by the authorized representatives of the Company and the Union.
Section 2. The parties acknowledge that during the negotiations resulting in this Agreement, each had the unlimited right to make proposals with respect to all subjects of collective bargaining. The understandings and agreements arrived at by the parties after exercise of that right are included in this Agreement. Therefore, the Company and the Union each waive the right and each agrees that the other will not be obligated to bargain collectively with respect to any matter referred to by this Agreement or with respect to any subject not specifically referred to in this Agreement, except those required by law, even though the subject may not have been within the knowledge or contemplation of either or both of the parties at the time that they negotiated this Agreement.
ARTICLE 33
TERM OF AGREEMENT
Section 1. This Agreement will be in effect from July 9th, 2008 until noon July 1, 2012, and if not terminated at the end of that period by sixty (60) days written notice by one party to the other prior to this date, will continue in effect until terminated by either party upon ninety (90) days written notice of its desire to terminate or modify this Agreement.

APPENDIX A
STILLWATER MINING COMPANY
BARGAINING UNIT RATE STRUCTURE

	7/9/2008	7/1/2009	7/1/2010	7/1/2011
Position Title	Base Rate	Base Rate	Base Rate	Base Rate
Lead — Electrician	$28.21	$29.34	$30.51	$31.73
Lead — Mechanic	$28.21	$29.34	$30.51	$31.73

Electrician 1	$25.88	$26.92	$27.99	$29.11
Mechanic 1	$25.88	$26.92	$27.99	$29.11

Lead — Miner/Mill Operator	$25.75	$26.78	$27.85	$28.97

Lead — UG Oper/UG Cnstr/Hvy Eq Oper/Water Plant Oper/Warehouse	$24.99	$25.99	$27.03	$28.11

Electrician 2	$23.85	$24.81	$25.80	$26.83
Mechanic 2	$23.85	$24.81	$25.80	$26.83
Mill Operator 1	$23.85	$24.81	$25.80	$26.83
Water Plant Operator 1	$23.85	$24.81	$25.80	$26.83

Diamond Driller 1	$23.62	$24.57	$25.55	$26.57
Miner 1	$23.62	$24.57	$25.55	$26.57
Sublevel Miner 1	$23.62	$24.57	$25.55	$26.57
U/G Construction 1	$23.62	$24.57	$25.55	$26.57

Heavy Equipment Operator 1	$22.51	$23.41	$24.35	$25.32
Miner 2	$22.51	$23.41	$24.35	$25.32
Sand Plant Operator	$22.51	$23.41	$24.35	$25.32
Sublevel Miner 2	$22.51	$23.41	$24.35	$25.32
UG Construction 2	$22.51	$23.41	$24.35	$25.32
UG Operator 1	$22.51	$23.41	$24.35	$25.32
Warehouse I	$22.51	$23.41	$24.35	$25.32
Water Plant Operator 2	$22.51	$23.41	$24.35	$25.32

Mechanic 3	$20.27	$21.08	$21.93	$22.81
Electrician 3	$20.27	$21.08	$21.93	$22.81

Diamond Driller 2	$19.42	$20.20	$21.00	$21.84
Heavy Equipment Operator 2	$19.42	$20.20	$21.00	$21.84
Lead Custodian	$19.42	$20.20	$21.00	$21.84
Mill Operator 2	$19.42	$20.20	$21.00	$21.84
Miner 3	$19.42	$20.20	$21.00	$21.84
Sublevel Miner 3	$19.42	$20.20	$21.00	$21.84
UG Construction 3	$19.42	$20.20	$21.00	$21.84
UG Operator 2	$19.42	$20.20	$21.00	$21.84

Custodian	$17.07	$17.75	$18.46	$19.20
Mill Operator 3	$17.07	$17.75	$18.46	$19.20
UG Operator 3	$17.07	$17.75	$18.46	$19.20
Warehouse 2	$17.07	$17.75	$18.46	$19.20
Laborer Rate	$15.50	$16.00	$16.50	$17.00

Memorandum of Understanding
Between
Stillwater Mining Company
East Boulder Operation
AND
USW International Union, Local 11-0001
East Boulder Unit
The Company and the Union mutually agree to extend the Labor Agreement set to expire on July 1, 2008 at 12:00 noon Mountain Daylight Time (MDT). This extension will remain in effect until 11:59 p.m. July 10th, 2008 MDT.
Stillwater Mining Company,
East Boulder Operations

Company Official
USW International Union, Local 11-0001,
East Boulder Unit

Union Official
Signed this                      day of                     , 2008.

Memorandum of Understanding
Between
Stillwater Mining Company
East Boulder Operation
AND
USW International Union, Local 11-0001
East Boulder Unit
Stillwater Mining Company (Company), and USW International Union (Union), hereby agree as follows:
The following past practices or prior settlements will be continued throughout the duration of this Agreement:
The Company provides a bonus payment to employees who participate in Mine Rescue at East Boulder Operations. The Company agrees to continue its current practice through the life of this Collective Bargaining Agreement.
Stillwater Mining Company,
East Boulder Operations

Company Official
USW International Union, Local 11-0001,
East Boulder Unit

Union Official
Signed this                     day of                     , 2008.

Memorandum of Understanding
Between
Stillwater Mining Company
East Boulder Operation
AND
USW International Union, Local 11-0001
East Boulder Unit
The Company agrees to pay represented employees providing EMS service to the East Boulder Mine within the following guidelines.
•	The Company will schedule appropriate EMS continuing education sessions at site.

•	The Company will schedule adequate sessions for each EMS employee to keep their certification active and up to date.

•	The Company will make reasonable efforts to schedule these sessions in such a fashion that the EMS employees will not have to miss any regularly scheduled work.

•	It is expected, to the extent practicable, that represented EMS employees participate in continuing education classes that are scheduled on other than the employees’ regular shifts.

•	Time spent in the EMS continuing education classes will be considered as worked time.

•	Represented employees that attend and participate in EMS continuing education classes will be paid at their regular classified base rate of pay for the time spent in such classes.
This Agreement will remain in effect until the end of the current term of the CBA, unless modified or extended by mutual consent.
Stillwater Mining Company,
East Boulder Operations

Company Official
USW International Union, Local 11-0001,
East Boulder Unit

Union Official
Signed this                     day of                      , 2008.

Memorandum of Understanding
Between
Stillwater Mining Company
East Boulder Operation
AND
USW International Union, Local 11-0001
East Boulder Unit
An employee who has qualified for Long Term Disability, Short Term Disability and/or Worker’s Compensation will be able to participate in the following benefit plans: Medical/Dental & Prescription Plan, Vision Service Plan, Employee Assistance Program, Nurse Advisor Program; provided the employee continues to pay their portion of the premium. Non-payment of premiums will result in loss of coverage.
The maximum benefit period is two (2) years. Employees will be eligible for COBRA benefits after the benefit period has been terminated.
This Memorandum of Understanding will expire with the Current Collective Bargaining Agreement.
Stillwater Mining Company,
East Boulder Operations

Company Official
USW International Union, Local 11-0001,
East Boulder Unit

Union Official
Signed this                     day of                     , 2008.

Memorandum of Understanding
Between
Stillwater Mining Company
East Boulder Operation
AND
USW International Union, Local 11-0001
East Boulder Unit
Stillwater Mining Company (Company), and USW International Union hereby agree to the following:
Hourly employees represented by the USW International Union, Local 11-0001, East Boulder Unit will be able to transfer to available hourly positions listed in the Collective Bargaining Agreement in place at the Nye Mine or the Columbus Facilities under the following conditions:
•	Employees wishing to transfer from East Boulder to the Nye Mine or the Columbus Facilities must contact their site Human Resource department.

•	Employees requesting a transfer must have completed their probationary period under the CBA.

•	The Company will determine the transfer qualifications based on relevant job-related criteria utilizing job skills assessment. The requisite skills, knowledge and ability to perform the relevant tasks of the job may be determined through tests, licenses or certifications.

•	Employees who have incurred any of the following in the twelve (12) months prior to transfer are not eligible for transfer consideration:

one (1) or more suspensions, or two (2) or more written safety-related disciplinary actions, or one (1) or more safety-related lost time incidents, or one (1) or more MSHA medical reportable incidents

•	Employees may be given one transfer opportunity per rolling 12 months regardless whether they assume the position they are awarded or if they decline the position they are awarded.

•	In the event the Company cannot afford to allow the employee to transfer at the requested time (due to manpower, required skill, etc.) the Company will put the employee on a list to be transferred at a time when the East Boulder operation will not be negatively impacted.

•	Employees will establish new department seniority at the transferred location beginning with their first day of work at that facility. Company seniority will not be adversely affected for the purpose of vacation entitlement and 401-k vesting.
This Memorandum of Understanding will expire with the Current Collective Bargaining Agreement.
Stillwater Mining Company,
East Boulder Operations

Company Official
USW International Union, Local 11-0001,
East Boulder Unit

Union Official
Signed this                     day of                      , 2008.

Memorandum of Understanding
Between
Stillwater Mining Company
East Boulder Operation
AND
USW International Union, Local 11-0001
East Boulder Unit
Stillwater Mining Company (Company) and USW International Union hereby agree to the following:
1.	East Boulder Bargaining Unit employees will be provided bidding opportunities from the East Boulder Bargaining Unit to bargaining unit positions at the Columbus Facilities of Stillwater Mining Company.
2.	In order to ensure that East Boulder Unit Bargaining Unit employees will have the same rights as other employees of the Company, the Company is entitled to consider eligible and qualified bidders from the East Boulder Bargaining Unit.
3.	East Boulder Bargaining Unit employees will be considered eligible and qualified if they meet the qualifications provided for in Article 10, “Job Postings”, of the extant Agreement.
4.	If an East Boulder Bargaining Unit employee is awarded a bargaining unit position in the Columbus Facilities, that employee will accrue seniority in the Company’s Nye and Columbus Bargaining Unit from the date of selection and will forfeit seniority rights in the East Boulder Bargaining Unit.
The terms of this Memorandum of Agreement recite completely the agreement between the parties and no oral modifications or interpretations are to be relied on between the Parties, except those expressly provided for herein or by written modification hereof. This Memorandum of Understanding will expire with the current Collective Bargaining Agreement.

Stillwater Mining Company,
East Boulder Operations

Company Official
USW International Union, Local 11-0001,
East Boulder Unit

Union Official
Signed this                     day of                      , 2008.

Memorandum of Understanding
Between
Stillwater Mining Company
East Boulder Operation
AND
USW International Union, Local 11-0001
East Boulder Unit
Based on discussions through the negotiation of the Collective Bargaining Agreement (CBA), the Company recognizes employee concerns with the East Boulder Hourly Incentive Systems (Incentive). The Company will continue to communicate with employees and the Union on all aspects of the East Boulder Hourly Incentive Systems.
The Company will not make Plan changes which on the average reduce the hourly incentive system(s) unless mutually agreed upon with the Union. Structural changes within the incentive system(s) will be discussed with the Union prior to implementation. Normally the Company will give the Workers’ Committee thirty (30) days advance notice of such changes and to the employees involved, one incentive period prior to implementation. The Union will also be notified of any incidental or administrative adjustments, which may become necessary throughout the CBA period.
The Company will administer the incentive systems. The Company and Union agree that the following hourly incentive systems will continue at the East Boulder Mine:
•	Miner and Diamond Driller Incentive System, No Change

•	Operational (Support) Incentive System, AMPR(aggregate miner pay rate) converted to Total Tons Mined multiplied by dollar per ton rate($1.76/ton)

•	Concentrator Incentive System, No Change
The Safety Eligibility component shall continue to apply only to individuals separate from Attendance Eligibility and will not affect others within the work group. Should the rolling three month safety incident rate calculated within each incentive system above exceed MSHA’s incident rate for Underground Metal/Non-Metal mines, this component may be subject to change.
Modifications, exclusive rates, or rate adjustments due to special or abnormal circumstances are not subject to mutual agreement. Examples may include tunnel rehab, unique construction projects or other infrequent or one time projects. This Memorandum of Understanding will expire with the Current Collective Bargaining Agreement.

Stillwater Mining Company,
East Boulder Operations

Company Official
USW International Union, Local 11-0001,
East Boulder Unit

Union Official
Signed this                     day of                     , 2008.